UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   XDOGS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)

                                     NEVADA
                             ----------------------
                            (State of Incorporation)

                               IRS EIN #84-1168832
                      -------------------------------------
                     (I.R.S. Employer Identification Number)

                           126 NORTH STREET, SUITE 407
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 359-9020
                    -----------------------------------------
                   (Address, including zip code and telephone
             number, including area code, or registrant's principal
                               executive offices)

                          XDOGS 2001 COMPENSATION PLAN

                          XDOGS 2002 COMPENSATION PLAN

                            (Full Title of the Plans)

            KENT A. RODRIGUEZ, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   XDOGS, INC.
                           126 NORTH STREET, SUITE 407
                          MINNEAPOLIS, MINNESOTA 55401
                                 (612) 359-9020
             -------------------------------------------------------
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
 Title of Securities to      Amount to be     Proposed Maximum  Proposed Maximum        Amount of
     be Registered            Registered       Offering Price      Aggregate         Registration Fee
                                               Per Share (1)     Offering Price
                                                                       (2)
-----------------------------------------------------------------------------------------------------
       XDOGS 2001              115,000              $.125           $14,375               $2.87
   COMPENSATION PLAN

     Common Shares
    $0.01 par value
-----------------------------------------------------------------------------------------------------
       XDOGS 2002
   COMPENSATION PLAN

     Common Shares             550,000              $.13            $68,750               $13.75
    $0.01 par value

  Options to Purchase          550,000              -0-               -0-                   -0-
     Common Shares
-----------------------------------------------------------------------------------------------------
       Total Fee                                                                          $16.62
-----------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers any additional shares of Common Stock which become issuable under the 2001 Compensation Plan and the 2002 Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of XDogs, Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans described herein.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of Xdogs, Inc. on January 7, 2002.

                                     PART II

                                     ITEM 3.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC since the end of the fiscal year covered by the annual report referred to below under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     (a) The Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 2001.

     (b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001.

     (c) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001.

Common Stock

     Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. Stockholders do not have cumulative voting rights. The absence of cumulative voting rights means that the holders of a majority of the outstanding shares of common stock can elect all the directors then standing for election.

     Subject to the rights and preferences of any preferred stock, each share of common stock has an equal and ratable right to receive dividends legally declared by our Board of Directors, out of any funds legally available for the payment thereof. In the event of our liquidation, dissolution or winding up, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding preferred stock, if any, of amounts to which they may be preferentially entitled, holders of the common stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the stockholders.

     Holders of common stock are not entitled to conversion or preemptive rights. All outstanding shares of common stock are fully paid and nonassessable.

                       ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the Common Stock offered hereby will be passed upon for us by Messerli & Kramer P.A. of Minneapolis, Minnesota. Messerli & Kramer P.A. owns 195,653 shares of common stock.

               ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Nevada law and our Bylaws generally authorizes us to indemnify our directors, officers, employees and agents against particular liabilities, including the advancement of expenses, for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Our Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent provided under Nevada law. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. However, as a practical matter, equitable relief may not be available. In the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act. As a result, the above provisions may not limit liability of our directors, officers, employees and agents for violations of, or relieve them from the necessity of complying with, the federal securities laws.

                  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

                                ITEM 8. EXHIBITS.

Exhibit Number

4.1 Specimen of Common Stock (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form SB-2, Registration No. 33-74240C).

5.1  Opinion of Messerli & Kramer P.A. regarding legality of shares.

10.1 2001 Compensation Plan dated January 7, 2002.

10.2 2002 Compensation Plan dated January 7, 2002.

23.1 Consent of Messerli & Kramer P.A. (contained as part of Exhibit 5.1).

23.2 Consent of McGladrey & Pullen, LLP, independent Certified Public
     Accountants.

23.3 Consent of Cordovano and Harvey, P.C., independent Certificate Public Accountants.

24.1 Power of Attorney (contained as part of the signature page).

                              ITEM 9. UNDERTAKINGS.

1.   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 9, 2002.

XDOGS, INC.

By:  /s/  Kent A. Rodriguez
   --------------------------
          Kent A. Rodriguez
          President and Chief Executive Officer




                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kent A. Rodriguez and Craig Avery and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE

/s/  Kent A. Rodriguez                   President and Chief Executive Officer,
---------------------------------        Chief Financial Officer
     Kent A. Rodriguez                   (Principal Executive Officer)
Date:    January 14, 2002

/s/  Craig Avery
---------------------------------        Director
     Craig Avery
Date:    January 14, 2002

/s/  Douglas Barton
---------------------------------        Director
     Douglas Barton
Date:    January 14, 2002